EXHIBIT 10.1
Environmental Tectonics Corporation
125 James Way
County Line Industrial Park
Southampton, PA 18966
July 2, 2009
H.F. Lenfest
c/o The Lenfest Group
300 Barr Harbor Drive, Suite 460
West Conshohocken, PA 19428
Dear Mr. Lenfest:
     Reference is made to the Secured Credit Facility and Warrant Purchase Agreement, dated as of April 24, 2009 (the “Purchase Agreement”), by and between Environmental Tectonics Corporation (“ETC”) and H.F. Lenfest. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement. The terms of this letter agreement amend certain terms of the Purchase Agreement. To the extent there is any inconsistency between the terms of this letter agreement and the terms of the Purchase Agreement, the terms of this letter agreement shall control.
     1. Section 2.1(b) of the Purchase Agreement. Section 2.1(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(b) The Borrower has duly authorized the issuance and sale to the Lender of, and the Lender has agreed to purchase subject to the terms and conditions of this Agreement, on the Initial Closing Date, the Borrower’s Senior Secured Subordinated Note in the original principal amount of $1,000,000 (the “Initial Note”) to be substantially in the form attached hereto as Exhibit A-1, such Initial Note to have a maturity date that is the earlier of three (3) years from the date of issuance thereof and December 31, 2012 and an interest rate of 10% per annum.”
     2. Section 2.6 of the Purchase Agreement. Section 2.6 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “The Closing. Delivery of and payment for the Initial Securities (the “Initial Closing”) shall be made at the offices of Royer & Associates, LLC, 681 Moore Road, Suite 321, King of Prussia, Pennsylvania, commencing at 10:00 a.m., local time, on any Business Day upon at least five (5) Business Days prior written notice to the Lender, or at such place or on such other date as may be mutually agreeable to the Borrower and the Lender. The date and time of the Initial Closing as finally determined pursuant to this Section 2.6 shall be referred to herein as the “Initial Closing Date”; provided, however, the Initial Closing Date shall be no later than December 31, 2010. On each Closing Date following the Initial Closing Date, delivery of and payment for the Securities at each Closing shall be made at a place and time as mutually agreed upon by the Borrower and the Lender.”
     3. Section 3.2 of the Purchase Agreement. Section 3.2 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Repayment of the Initial Note. The Borrower covenants and agrees to repay to the Lender the unpaid principal balance of, together with all accrued and unpaid interest, fees and other amounts due on, the Initial Note no later than the date that is the earlier of three (3) years after the date of issuance of the Initial Note and December 31, 2012 (such date, the “Initial Note Maturity Date”).”
     4. Exhibit A-1 of the Purchase Agreement. Exhibit A-1 of the Purchase Agreement is hereby replaced with the Exhibit A-1 attached hereto.
     5. Exhibit B-1 of the Purchase Agreement. Exhibit B-1 of the Purchase Agreement is hereby replaced with the Exhibit B-1 attached hereto.
     If you are in agreement with the foregoing, please execute and return a copy of this letter agreement to the undersigned, at which time it will become a binding agreement upon the parties hereto.

Very truly yours, ENVIRONMENTAL TECTONICS CORPORATION
By:	/s/ Duane D. Deaner
	Name:	Duane D. Deaner
	Title:	Chief Financial Officer

Accepted and agreed to on
this 2nd day of July, 2009.

/s/ H.F. Lenfest
H.F. Lenfest